Consent of Independent Auditors

The financial statements of Ring Energy, Inc. as of December 31, 2013 and for the year then ended, incorporated by reference in the Registration Statement on Form S-3, have been audited by Eide Bailly LLP, independent auditors, as stated in their report which appears in the Annual Report on Form 10-K of Ring Energy, Inc. for the year ended December 31, 2013.

We consent to the inclusion in the Registration Statement on Form S-3 of our report, dated March 20, 2014, on our audit of the financial statements of Ring Energy, Inc. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Salt Lake City, Utah November 4, 2014

www.eidebailly.com

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